EXHIBIT 99.1

NEWS RELEASE
Contacts:
Gastar Exploration Ltd.
Michael A. Gerlich, Chief Financial Officer
713-739-1800 / mgerlich@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&L: 713-529-6600
lelliott@drg-l.com / apearson@drg-l.com
FOR IMMEDIATE RELEASE

  GASTAR EXPLORATION ANNOUNCES

EXPANDED CREDIT FACILITY

HOUSTON, March 5, 2012 – Gastar Exploration Ltd. (NYSE Amex: GST) announced today that the Borrowing Base under its Senior Secured Revolving Credit Facility has been confirmed by the lending participants in the amount of $100 million effective immediately.  The Borrowing Base was previously set at $50 million.  Presently, Gastar has drawn $27 million under the revolving credit facility, resulting in $73 million of unused borrowing capacity.  The next borrowing base redetermination is scheduled to occur in November 2012.

In addition, Gastar is also pleased to provide an update on the status of its Gastar Exploration USA, Inc. Series A Preferred Stock offering.  To date in 2012, Gastar USA has issued 1,472,142 shares for net proceeds of $28.0 million ($36.8 million in face value) resulting in issuances from inception to date of 2,836,685 shares of the Series A Preferred Stock ($70.9 million in face value) for net proceeds of $55.4 million.

Gastar’s Chief Financial Officer, Michael A. Gerlich, commented, “We believe the additional liquidity afforded by this borrowing base increase, along with the proceeds from the continued issuance of our Series A Preferred Stock and internally generated cash flow will be sufficient to fully fund Gastar’s $134.2 million 2012 capital expenditures budget.  The increase in the amount of the borrowing base is a reflection of the value created by the initial phase of development of Gastar’s liquids-rich Marcellus Shale position.”

About Gastar

Gastar is an independent company engaged in the exploration, development and production of natural gas and oil in the United States. Our principal business activities include the identification, acquisition, and subsequent exploration and development of natural gas and oil properties with an emphasis on unconventional natural gas reserves, such as shale resource plays as well as prospective deep structures identified through seismic and other analytical techniques. We are pursuing natural gas exploration in the Marcellus Shale in the Appalachia area of West Virginia and central and southwestern Pennsylvania and in the deep Bossier gas play in the Hilltop area of East Texas. We also conduct limited coal bed methane development activities within the Powder River Basin of Wyoming and Montana. For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. A statement identified by the words “expects,” “projects,” “plans,” and certain of the other foregoing statements may be deemed forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.

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